UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2010

EMTEC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-32789	87-0273300
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Diamond Road
Springfield, New Jersey 07081
(Address of principal executive offices)

(973) 376-4242
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2010, Emtec, Inc. (the “Company”) entered into an amendment (the “Amendment”) with Mr. Ronald A. Seitz to his employment agreement with the Company, dated as of February 25, 2009 (the “Agreement”).   The Amendment is effective as of August 19, 2010.  Pursuant to the Amendment, the term of the Agreement was extended from August 31, 2010 to August 31, 2012 and Mr. Seitz’s position with the Company was changed from President of Emtec Systems Group to Executive Vice President Client Services – Education.  As the result of the change in his position, Mr. Seitz will now report to the Company’s Executive Vice President – Public Sector or his designee, rather than to the Company’s Chief Executive Officer or his designee.  Mr. Seitz’s base salary was also increased from $318,347 to $320,000, provided that following the Amendment, Mr. Seitz will no longer be entitled to an automatic base salary increase on August 5th of each year during the term of the Agreement.  In addition, pursuant to the Amendment, Mr. Seitz will be eligible to earn an annual bonus equal to 50% of his base salary.  Half of this bonus will be based on goals established under the Company’s Annual Incentive Plan and the remaining half of this bonus will be based on objectives related to Mr. Seitz’s area of responsibility, as agreed upon by the Company and Mr. Seitz.  Prior to the Amendment, Mr. Seitz’s entire bonus was determined under the terms of the Company’s Annual Incentive Plan.  The Amendment also updates the address at which Mr. Seitz must send any written notice to the Company.  In all other material respects, the Agreement remains in full force and effect.

The above is a brief summary of the Amendment and does not purport to be complete.  A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K.  The content of such Exhibit is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	First Amendment to Employment Agreement between Emtec, Inc. and Mr. Ronald Seitz, dated as of February 25, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 27, 2010

EMTEC, INC.

By: /s/ Gregory P. Chandler
Name: Gregory P. Chandler
Title:   Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Employment Agreement between Emtec, Inc. and Mr. Ronald Seitz, dated as of February 25, 2009